Exhibit 10.1

MASTER SERVICES AGREEMENT

THIS MASTER SERVICE AGREEMENT (this “Agreement”) is entered into as of this 22 day of September 2026 (the “Effective Date”), by and between FACTOR BIOSCIENCE INC., a corporation organized and existing under the laws of the State of Delaware (“Factor”), and TEMPEST THERAPEUTICS, INC., a corporation organized and existing under the laws of the State of Delaware (“Tempest”). Factor and Tempest may each be referred to in this Agreement individually as a “Party” and collectively as the “Parties”.

WHEREAS, Tempest and Factor’s subsidiary, Factor Bioscience Limited, a company organized and existing under the laws of Ireland, are parties to that certain Amended and Restated License and Collaboration Agreement, dated November 19, 2025 and effective as of August 6, 2025 (hereinafter, the “License”), pursuant to which Factor Bioscience Limited licensed certain Licensed Technology to Tempest in the Field (as such term is defined in the License);

WHEREAS, in support of Tempest’s efforts to develop therapeutic products, including Tempest’s obligations set forth in the License to develop Licensed Products (as such term is defined in the License), Tempest desires to engage Factor to perform certain services; and

WHEREAS, Factor agrees to perform such services in accordance with this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

Section 1.

Services.

1.1 Services. Factor shall perform the services requested by Tempest, as mutually agreed upon by the Parties and more particularly set forth in one or more written work orders (each, a “Work Order”) entered into by the Parties hereunder (the “Services”). Factor may contract with third parties to conduct any part or all of the Services, provided that Factor obtains from such third parties written obligations at least as restrictive as those set forth in Section 5.

1.2 Work Orders. Each Work Order shall be substantially in the form attached hereto as Exhibit A. The Parties will attach sequentially numbered Work Orders to this Agreement, and each such Work Order shall be a complete statement of the relevant project terms and shall supplement the terms and conditions of this Agreement solely for the purposes of such Work Order. The terms and conditions of this Agreement shall be deemed incorporated by reference in each such Work Order, except that in the event of any contrary or inconsistent terms or conditions appearing in or referred to in any such Work Order, the terms of the Work Order shall control with respect to the applicable Work Order to the extent such Work Order specifically identifies the applicable terms of this Agreement it is intending to supersede. The Parties acknowledge that purchase orders or other similar related documents may be issued or executed by Tempest in connection with the Services, but this Agreement and any applicable Work Order shall take precedence over any additional, contrary or inconsistent terms and conditions appearing or referred to in any such purchase orders or other similar related documents.

1.3 Additional Services and/or Deliverables. The Parties acknowledge and agree that in the event that any additional Services or Deliverables will be provided that are not expressly identified in a valid, unexpired Work Order, including, without limitation, any research or development services, creation of any Deliverables or creation of any Intellectual Property (as defined in the License), it shall be subject to the Parties first agreeing to mutually acceptable additional terms to be set forth in the applicable Work Order or an amendment to this Agreement, including, without limitation, representations and warranties, indemnification, ownership and/or licensing of Intellectual Property related thereto, which the Parties shall determine through reasonable negotiations conducted in good faith.

Confidential

1.4 Non-Exclusivity and Confidentiality. It is understood and agreed by and between Factor and Tempest that Factor maintains the right to perform similar services on behalf of itself or third parties during the term of this Agreement, so long Tempest’s Confidential Information is at all times protected by Factor in accordance with Section 5. For any third party engaged by Factor to provide any of the Services hereunder, Factor shall provide prompt written notice to Tempest, including the name of the third party and a reasonable description of the Services that such Third Party will be providing. In the event that Tempest objects to the use of any third party by Factor, the Parties shall negotiate in good faith to resolve such conflict.

1.5 Factor Workplace Rules. In the event that Factor makes its premises available to Tempest or its personnel in connection with the Services performed hereunder, Tempest shall, and shall cause its personnel to, comply with and to perform its obligations in accordance with Factor’s applicable instructions, rules, regulations and policies governing conduct in the workplace, as may be updated by Factor from time to time upon prior notice to Tempest (the “Workplace Rules”). Factor may immediately remove any Tempest personnel from Factor’s premises or suspend their access to such premises for noncompliance with the Workplace Rules. Factor will promptly notify Tempest after the removal or suspension of such personnel, as reasonably appropriate under the circumstances. The Parties will mutually determine in good faith how to resolve the non-compliance in the time frame needed by the Parties to avoid any material interruption to the Services. Tempest agrees that any Tempest personnel on, or equipment or personal property brought onto, Factor’s premises is at Tempest’s sole risk and Factor is not responsible for any loss or damage thereto.

Section 2.

Performance of Services; Compliance.

2.1 Standard of Performance. Factor shall perform the Services in a professional and workmanlike manner, using personnel with the education, training, skill and experience necessary to perform the Services, and shall devote such time, effort and resources as are reasonably necessary to perform the Services in accordance with this Agreement and each applicable Work Order. Without limiting the foregoing, Factor shall:

(a) perform the Services in accordance with the applicable Work Order, and any mutually agreed project plans, specifications and protocols that are referenced or otherwise set forth in the applicable Work Order;

(b) perform the Services in accordance with all Applicable Laws, including, as applicable, current Good Laboratory Practices (GLP), current Good Clinical Practices (GCP), current Good Manufacturing Practices (cGMP), Good Pharmacovigilance Practices (GVP), Good Clinical Data Management Practices (GCDMP) and other applicable GxP requirements, to the extent required by the applicable Work Order or Applicable Law;

(c) perform the Services in a manner consistent with the standards of care, skill, diligence and quality customarily exercised by experienced providers performing services of a similar nature for pharmaceutical, biotechnology and medical device companies under similar circumstances;

(d) maintain facilities, equipment, systems and procedures reasonably necessary to perform the Services in accordance with this Agreement; and

(e) maintain complete, accurate and contemporaneous records of the Services as required by the applicable Work Order and Applicable Law.

Factor shall promptly notify Tempest if it becomes aware of any circumstance that is reasonably likely to materially and adversely affect the timely performance of the Services or result in a material deviation from the applicable Work Order, protocol or Applicable Law.

As used in this Agreement, “Applicable Law” means all applicable federal, state, local and foreign laws, statutes, ordinances, rules, regulations, codes, orders, judgments, decrees and legally binding requirements of any governmental authority having jurisdiction over the applicable Party or the performance of the Services under this Agreement, including, to the extent applicable to the Services, those relating to the research, development, manufacture, testing, handling, storage, import, export, transportation, marketing or use of pharmaceutical products, biologics, medical devices or other regulated products, data privacy and security, anti-bribery and anti-corruption, economic sanctions and export controls, occupational health and safety, environmental protection, and applicable GxP requirements that are referenced or otherwise set forth in the applicable Work Order, including current Good Laboratory Practices (GLP), current Good Clinical Practices (GCP), current Good Manufacturing Practices (cGMP) and other applicable good practice standards promulgated or enforced by the applicable governmental authority.

In the event that Factor fails to perform the Services in accordance with Applicable Laws, Factor shall promptly reperform such Services in accordance with Applicable Laws, at Factor’s cost and expense, as soon as practicable.

2.2 Animal Welfare. With respect to Services involving the use of animals: (a) all such Services will be conducted under Factor’s supervision and control (whether directly by Factor or by one or more third parties hired by Factor pursuant to Section 1.1); (b) all such animals will be cared for, used, and disposed of in conformity with the applicable legal and ethical standards of animal testing; (c) the relevant environment, housing, management, veterinary care, and physical plant used in connection with such animals in the Services are appropriate for the nature of the Services; (d) in no circumstances will any such animals be used as food for humans or animals; and (e) if specific instructions for animal use, care, handling, or disposal are mutually agreed upon by the Parties in the applicable Work Order, Factor will comply with such instructions in connection with the applicable Services.

2.3 FDA Debarment. Each Party represents and warrants that neither it nor any of its employees or consultants performing hereunder have been debarred under Section 306(a) or (b) of the U.S. Federal Food, Drug and Cosmetic Act. If at any time after the Effective Date a Party becomes aware that it or any of its employees or consultants have been debarred or is in the process of being debarred, such Party shall promptly notify the other Party thereof in writing and, in any event, within three (3) business days.

Section 3.

Term.

3.1 Term. This Agreement shall become effective on the Effective Date and shall continue in effect until terminated by either Party in accordance with Section 7. Notwithstanding the foregoing, should any Work Order(s) entered into during the term of this Agreement require Services to be performed beyond the termination date of this Agreement, then the terms of this Agreement shall remain in effect with respect to such Work Order(s) until the expiration or termination of that Work Order(s).

Section 4.

Payment.

4.1 Payment Terms. In consideration of the Services performed hereunder, Tempest will make payments to Factor in accordance with the applicable Work Order. Unless otherwise specified in any Work Order, Tempest shall make all such payments within thirty (30) days of receipt of an invoice for the same. If a portion of any invoice submitted by Factor hereunder is disputed in good faith by Tempest, then Tempest shall provide Factor with prompt notice thereof, pay the undisputed amounts as set forth in the immediately preceding sentence, and the Parties shall use their good faith efforts to reconcile any disputed amount within thirty (30) days of the date of Tempest’s receipt of such invoice, following which Tempest shall promptly remit such reconciled amount, if any, to Factor. Late payments are subject to an interest charge of one and one-half percent (1.5%) per month on the outstanding balance. In addition to all other remedies available under this Agreement or at law (which Factor does not waive by the exercise of any rights hereunder), Factor shall be entitled to suspend the performance of any Services if Tempest fails to pay any amounts/fees when due hereunder.

4.2 Taxes. It is expressly understood and agreed that Tempest will pay any and all applicable taxes levied or based upon the Services performed under each Work Order (other than Factor’s income taxes and employment related taxes applicable to Factor employees). Any such taxes will appear as a separate item on Factor’s invoices.

Section 5.

Confidentiality.

5.1 General. As used herein, the term “Confidential Information” means all information furnished by one Party (the “Disclosing Party”) to the other Party (the “Receiving Party”) that is confidential or proprietary to the Disclosing Party (whether or not reduced to writing or other tangible medium of expression, and whether or not patented, patentable, capable of trade secret protection or protected as an unpublished or published work under the United States Copyright Act of 1976, as amended), including without limitation, (a) information relating to the intellectual property and business practices of the Disclosing Party; (b) information observed or otherwise made available to Tempest or its personnel while on Factor’s premises; and (c) any third party confidential or proprietary information in the possession of the Disclosing Party that is provided to the Receiving Party. Each Party, in its capacity as a Receiving Party, agrees to treat as the confidential and exclusive property of the Disclosing Party all Confidential Information that is disclosed or otherwise made available by the Disclosing Party in connection with this Agreement or the Parties’ business relationship. The Receiving Party agrees to use any Confidential Information of the other Party solely for purposes of its performance under this Agreement unless otherwise mutually agreed in writing. The Receiving Party shall maintain at least the same degree of care and diligence in the protection of the Confidential Information as it uses with regard to its own confidential or proprietary information, which in any event shall be no less than a reasonable standard of care and diligence for the industry. Notwithstanding anything to the contrary contained herein, the Parties hereby agree that any Deliverables will be the Confidential Information of both Parties, except that any Owned Deliverables will be the Confidential Information of Tempest.

5.2 Non-Disclosure. The Receiving Party agrees not to disclose any Confidential Information of the Disclosing Party to any third party for any purpose without obtaining the prior written consent of the Disclosing Party, except to its employees and personnel who have a need to know in order to perform its obligations under this Agreement; provided that such employees and personnel are obligated in writing to maintain the confidential nature of such Confidential Information on terms at least as restrictive as those set forth herein, and the Receiving Party will be responsible for any damages resulting from any breach of this Agreement by its employees and personnel.

5.3 Exclusions. Confidential Information does not include information that the Receiving Party is able to demonstrate (a) was rightfully in its possession prior to receipt from the Disclosing Party, as evidenced by the Receiving Party’s written records, (b) is now, or hereafter becomes, part of the public domain through no act or failure to act on the part of the Receiving Party or its agents or collaborators, (c) becomes known to the Receiving Party at any time through disclosure by a third party having no known obligation of confidentiality with respect to such information, or (d) was independently developed by or on behalf of the Receiving Party without the aid, application, use or benefit of the Disclosing Party’s Confidential Information, as evidenced by the Receiving Party’s written records. In addition, a Receiving Party may disclose such Confidential Information to the limited extent required to do so by Applicable Law or a proper legal, governmental or other competent authority, or by the rules of any securities exchange on which any security issued by either Party is traded. Except where impracticable, such Receiving Party shall give the Disclosing Party reasonable advance notice of such disclosure requirement and shall afford the Disclosing Party a reasonable opportunity to oppose, limit or secure confidential treatment for such required disclosure, or, where it is impracticable to give an advance notice, such Receiving Party shall give the Disclosing Party reasonable notice promptly after such required disclosure. In the event of any such required disclosure, the Receiving Party shall disclose only that portion of the Confidential Information legally required to be disclosed.

5.4 Return of Confidential Information. Each Party agrees that, upon the earlier to occur of (a) the other Party’s written request or (b) termination of this Agreement, the Receiving Party shall (i) return to the Disclosing Party any or all parts of the Confidential Information of such party provided to the Receiving Party in documentary or other tangible form, including all copies and other tangible embodiments thereof, and (ii) destroy any or all Confidential Information in the Receiving Party’s possession and stored in then-accessible electronic or other media, in accordance with the Receiving Party’s own policies and timing for the destruction of its own Confidential Information.

5.6. Term of Confidentiality Obligations. The provisions of this Section 5 shall remain in effect for five (5) years following the termination of this Agreement, except that with respect to any Confidential Information constituting a trade secret as defined under Applicable Law, the provisions of this Section 5 shall remain in effect for as long as such Confidential Information continues to constitute a trade secret.

Section 6.

Intellectual Property.

6.1	Deliverables.

(a) Unless otherwise specified in the applicable Work Order, all deliverables developed as a result of Factor’s performance of the Services and as set forth in one or more Work Orders (collectively, the “Deliverables”) are and shall be deemed Improvements (as such term is defined in the License) and will be subject to the terms and conditions of the License, except to the extent that the Parties mutually agree in the applicable Work Order that certain Deliverables arising under such Work Order are to be owned by Tempest (“Owned Deliverables”).

(b) Notwithstanding the foregoing, Factor hereby waives any requirement under Section 8.3.1 of the License Agreement that Tempest provide notice to Factor of any such Deliverables that are deemed Improvements hereunder.

(c) For the avoidance of doubt, Deliverables shall expressly exclude any intellectual property rights and any discovery, advancement, development, or creation which is invented, developed, authored, created, or reduced to practice by Factor independently of the Services performed hereunder (“Factor Background IP”).

(d) Except as expressly set forth herein or in the License, no license or similar grant of rights is intended to be created by this Agreement.

6.2 Owned Deliverables. For any Owned Deliverables, to the fullest extent permitted by Applicable Law, Factor hereby irrevocably assigns, transfers and conveys, and agrees to assign, transfer and convey, to Tempest, without additional consideration, all of Factor’s right, title and interest in and to the Owned Deliverables upon creation. To the extent any such rights do not vest automatically in Tempest by operation of this Agreement, Factor shall execute, and shall cause its personnel and permitted subcontractors to execute, such further documents and take such further actions as Tempest may reasonably request to evidence, perfect, record or enforce Tempest’s ownership of the Owned Deliverables.

Notwithstanding the foregoing, Factor retains all right, title and interest in and to its Background IP. To the extent any Background IP is incorporated into, embodied in, necessary to use or exploit, or otherwise included in any Owned Deliverable, Factor hereby grants to Tempest a perpetual, irrevocable, worldwide, non-exclusive, fully paid-up, royalty-free, transferable (in connection with a permitted transfer of this Agreement or the applicable Owned Deliverable), sublicensable license under such Background IP to use, reproduce, modify, make, have made, import, export, offer for sale, sell, distribute, perform, display and otherwise exploit the Owned Deliverables for Tempest’s and its Affiliates’ internal research, development, regulatory, manufacturing and commercial purposes. Factor shall ensure that each of its employees, consultants and permitted subcontractors who participates in the performance of the Services has executed written agreements sufficient to enable Factor to comply with its obligations under this Section, including the assignment of rights contemplated herein.

Section 7.

Termination.

7.1 Termination of Agreement. This Agreement may be terminated by either Party for any reason upon thirty (30) days’ prior written notice to the other Party, provided, however, that any Work Order issued hereunder that has not terminated or expired as of the date of the termination of this Agreement shall survive the termination of this Agreement, and the terms of this Agreement shall remain in full force an effect with respect to any such Work Order. Any Work Order issued hereunder may be terminated according to the terms set forth in such Work Order.

7.2 Survival. The provisions of Sections 5 (Confidentiality), 6 (Intellectual Property), 7.2 (Survival), 8 (Relationship of the Parties), 9 (Notices), and 10 (Miscellaneous) shall survive the termination of this Agreement.

Section 8.

Relationship of the Parties.

8.1 Independent Contractor. Any Services performed by Factor under this Agreement are to be performed by Factor in Factor’s capacity as an independent contractor. Neither Factor nor its employees, agents or representatives are employees of Tempest. Factor retains the sole right to hire, discipline, evaluate and terminate its own employees and to set their hours, wages and terms and conditions of employment in accordance with law and Factor’s obligations herein. All income, employment and other similar taxes required to be withheld and/or paid with respect to all Services provided hereunder will be timely paid by Factor directly to the appropriate governmental agency. The employees, representatives or agents of Factor are not entitled to and will not receive from Tempest in connection with the Services, any benefits normally provided by Tempest to its employees.

Section 9.

Notices.

9.1 Notices. Any notice required to be given pursuant to the provisions of this Agreement will be in writing and will be deemed to have been given at the time when actually received as a consequence of any effective method of delivery, including but not limited to hand delivery, transmission by telecopier, facsimile or electronic transmission, including PDF (portable document format), delivery by a professional courier service or delivery by first class, certified or registered mail (postage prepaid) addressed to the Party for whom intended at the address below, or at such changed address as the Party will have specified by written notice in accordance with this Section 9; provided, however, that any notice of change of address will be effective only upon actual receipt.

If to Factor:

Factor Bioscience Inc.

Attn: Christopher Rohde, Ph.D.

1035 Cambridge Street, Suite 17B

Cambridge, MA 02141

chris.rohde@factorbio.com

If to Tempest:

Tempest Therapeutics, Inc.

Attn: Matthew Angel, Ph.D., CEO

2000 Sierra Point Parkway, Suite 400

Brisbane, CA 94005.

mangel@tempesttx.com

Section 10.

Miscellaneous.

10.1 Entire Agreement; Amendments. This Agreement and any Work Orders issued hereunder, together with the License, represents the entire understanding of the Parties with respect to the Services that are subject matter hereof and (with the exception of the License) shall merge and supersede all prior and contemporaneous agreements or understandings, oral or written, with respect thereto. This Agreement shall not be modified except by a written agreement signed by the Parties hereto specifying that it is a modification to the Agreement.

10.2 Waiver. The failure of a Party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver or deprive that Party of the right to insist upon strict adherence to that term or any other term of this Agreement. Any waiver must be in writing and signed by the Party making the waiver.

10.3 Severability. The invalidity or unenforceability of any term or provision of this Agreement shall not affect the validity or enforceability of any other term or provision hereof.

10.4 Governing Law and Venue. This Agreement shall be construed under and governed by the laws of the Commonwealth of Massachusetts, without regard to the conflict of laws principles thereof. The Parties hereby submit to the exclusive jurisdiction of the federal and/or state courts sitting in Boston, Massachusetts, without restricting any right of appeal.

10.5 Representations, Warranties and Covenants; Disclaimer. Each Party hereto hereby represents, warrants and covenants to the other that (a) it is a corporation duly incorporated, validly existing and in good standing; (b) it has taken all necessary actions on its part to authorize the execution, delivery and performance of the obligations undertaken in this Agreement, and no other corporate or regulatory actions (e.g., obtaining permits, licenses or authorizations) are necessary with respect thereto; (c) it is not a party to any agreement or understanding, and there is no Applicable Law or third party rights, that would prohibit it from entering into and performing this Agreement or that would be violated through entering into this Agreement or any Work Order; and (d) when executed and delivered by it, this Agreement will constitute a legal, valid and binding obligation of it, enforceable against it in accordance with this Agreement’s terms. Factor further represents and warrants that the Services shall be performed in a professional manner by competent and properly trained personnel in accordance with Factor’s training standards and practices, which are reasonably consistent with standards that are generally accepted in the industry. Except as expressly provided in this Agreement, neither Party makes any representations, extend any warranties of any kind, either express or implied, including, without limitation, any implied warranties of merchantability or any implied warranties of fitness for a particular purpose or non-infringement, or assumes any responsibilities whatsoever with respect to the Services or the Deliverables, including the use, sale, or other disposition of products or services incorporating or made by use of the Services or the Deliverables. Except for a Party’s breach of Section 5, in no event will either Party, or its directors, officers, employees, Affiliates or agents, be liable for any special, incidental, consequential or indirect damages of any kind, whether grounded in tort (including negligence), strict liability, contract or otherwise. The Parties acknowledge that the Services could not be made available under the terms provided herein without an increase in cost if Factor were required to provide any representations, warranties or guarantees in addition to, or in lieu of, those expressly set forth in this Agreement.

10.6 Mutual Indemnification. Each Party (the “Indemnifying Party”) will indemnify, defend and hold harmless the other Party, its Affiliates and their respective directors, officers, employees, consultants, licensors and agents, and their respective successors, and assigns (collectively, the “Indemnified Party”), against all third party suits, actions, claims, proceedings, liabilities, demands, damages, losses, or expenses (including legal expenses, investigative expenses, and reasonable attorneys’ fees) resulting from, arising out of, or otherwise attributable to the Indemnifying Party’s (i) breach of its representation, warranties or covenants set forth herein or (ii) gross negligence or intentional misconduct in performing its obligations hereunder, except to the extent resulting from, arising out of, or otherwise attributable to the Indemnified Party’s breach of any of its representations, warranties or covenants set forth herein, or any act of gross negligence or intentional misconduct by the Indemnified Party. As used herein, “Affiliate” means any person or entity directly or indirectly controlling or having the power to control, or controlled by or being under common control with another person or entity, provided, however, that neither Factor nor Tempest will be deemed to be an Affiliate of the other Party. For this purpose, “control” means the direct or indirect possession of power to direct or cause the direction of the management or policies of such party, whether through ownership or stock or other securities, by contract or otherwise. Ownership of more than fifty percent (50%) of the beneficial interest of an entity shall be conclusive evidence that control exists.

The Indemnified Party will promptly give notice to the Indemnifying Party of any suits, actions, claims, proceedings, liabilities, demands, damages, losses, or expenses which might be covered by this Section and the Indemnifying Party will have the right to defend the same, including selection of counsel and control of the proceedings; provided that the Indemnifying Party will not, without the written consent of the Indemnified Party, settle or consent to the entry of any judgment with respect to any such third party claim (x) that does not release the Indemnified Party from all liability with respect to such third party claim or (y) which may materially adversely affect the Indemnified Party’s or under which the Indemnified Party would incur any obligation or liability, other than one as to which the Indemnifying Party has an indemnity obligation hereunder. The Indemnified Party agrees to reasonably cooperate and aid such defense. The Indemnified Party at all times reserves the right to select and retain counsel of its own at its own expense to defend the Indemnified Party’s interests.

10.7 Force Majeure. Failure of either Party to perform its obligations under this Agreement shall not subject such Party to any liability or place such Party in breach of any term or condition of this Agreement to the other Party to the extent that such failure is due to causes beyond the reasonable control of the affected Party including, but not limited to, fire, explosion, flood, drought, hurricane, war, terrorism, riot, civil unrest, sabotage, vandalism, embargo, epidemic, pandemic or other declared national, state or local health emergency, compliance with any order or regulation of any government entity acting with color of right, or any other cause beyond the reasonable control of such non-performing Party and not caused by the negligence, intentional conduct or misconduct of the non-performing Party (such event or cause referred to as “force majeure”). The Party unable to perform hereunder due to force majeure shall, as promptly as reasonably practicable, notify the other Party and shall use reasonable efforts to eliminate, cure or overcome the force majeure, keeping the other Party informed of its progress, and resume performance of its obligations as soon as reasonably practicable. If a condition constituting force majeure exists for more than thirty (30) consecutive days, the Parties shall meet and discuss in good faith modifications to the Services, timetable for provision and completion of the Services and/or other affected aspects of the Agreement or Work Order.

10.8 Injunctive Relief. Each Party agrees that it would be impossible or inadequate to measure and calculate the other Party’s damages from any breach of the covenants set forth in Section 5 of this Agreement, and that a breach of such covenants could cause serious and irreparable injury to such other Party. Accordingly, each Party shall have available, in addition to any other right or remedy available to it, the right to seek an injunction from a court of competent jurisdiction restraining such a breach (or threatened breach) and to specific performance of any such covenant. Each Party further agrees that no bond or other security shall be required in seeking such equitable relief.

10.9 Assignment. This Agreement will be binding upon and will inure to the benefit of each Party and each Party’s respective transferees, successors and assigns, pursuant to the provisions set forth below. Neither Party may transfer or assign this Agreement without the prior written consent of the other Party, except as provided in this Section 10.9. In the event that a third party (the “Acquiring Party”) acquires all or substantially all of a Party’s business, capital stock or assets, or the portion of such Party’s assets pertaining to this Agreement, whether by sale, merger, change of control, operation of law or otherwise (an “Acquisition”), such Party may assign this Agreement and the Work Orders hereunder to the Acquiring Party without the prior written consent of the other Party, provided that the Acquiring Party agrees in writing to assume the assigning Party’s obligations under this Agreement and the Work Orders hereunder. In such event, the rights granted to the Party being acquired under this Agreement shall inure to the benefit of the Acquiring Party. For the avoidance of doubt, in the event of an Acquisition of Tempest by an Acquiring Party, the Acquiring Party will be responsible for all payments and other obligations set forth in this Agreement, including, but not limited to, all payments set forth herein, and any obligations that matured prior to the Acquisition date. Upon an Acquisition of Tempest by an Acquiring Party, payment thereof shall remain an ongoing obligation of the Acquiring Party until such amount is paid in full. Any attempted assignment in contravention of this Section 10.9 will be null and void.

10.10 Announcement. As soon as reasonably practicable after entering into this Agreement, the Parties may issue a joint press release announcing their entering into this Agreement, provided that the content of such press release shall be determined by mutual agreement of the Parties acting in good faith. Tempest shall also be entitled to disclose this Agreement in its filings with the Securities and Exchange Commission and as otherwise required in order to comply with applicable legal requirements and the rules or regulations of any securities exchange on which Tempest’s securities are listed.

10.11 Counterparts. This Agreement may be executed by original or facsimile signature in any number of counterparts, each of which need not contain the signature of more than one Party but all such counterparts taken together will constitute one and the same agreement.

Remainder of page intentionally left blank.

IN WITNESS WHEREOF, the Parties hereto have duly executed this Agreement as of the Effective Date first written above.

FACTOR BIOSCIENCE INC.

By:	/s/ Christopher Rohde
Christopher Rohde, PhD
Chief Technology Officer

TEMPEST THERAPEUTICS, INC.

By:	/s/ Matthew Angel
Matthew Angel, Ph.D.
Chief Executive Officer

Exhibit A

[Form of Work Order]

This Work Order No. [●] is entered into as of this [●] day of [●], [●], by and between FACTOR BIOSCIENCE INC., a company organized and existing under the laws of the State of Delaware (“Factor”), and TEMPEST THERAPEUTICS, INC., a company organized and existing under the laws of the State of Delaware (“Tempest”), pursuant to the terms and conditions of the Master Services Agreement between the Parties with an effective date of July , 2026 (the “Agreement”), the terms of which are incorporated herein by reference. Capitalized terms not otherwise defined herein have the meanings assigned to them in the Agreement.

PART I: PROJECT INFORMATION

A.	Project Title

B.	Description

C.	Tasks and Deliverables

PART II: COSTS AND PAYMENT SCHEDULE PART III: TERMINATION

IN WITNESS WHEREOF, the Parties hereto have duly executed this Work Order as of the date first written above.

FACTOR BIOSCIENCE INC.

By:
Christopher Rohde, PhD
Chief Technology Officer

TEMPEST THERAPEUTICS, INC.

By:
Matthew Angel, Ph.D.
Chief Executive Officer

Work Order No. 1

This Work Order No. 1 is incorporated into the Master Services Agreement, dated September 22, 2026, by and between Factor Bioscience Inc. (“Factor”) and Tempest Therapeutics, Inc. (“Tempest”) (the “Agreement”). This Work Order No. 1 describes Services and Deliverables to be performed and provided by Factor pursuant to the Agreement. In the event of any conflict between the Agreement and any provision of this Work Order No. 1, the Agreement will control unless the Parties’ intent to alter the terms of the Agreement is expressly set forth in such provision, and such alteration shall only apply to this Work Order No. 1 and shall not be construed as an amendment to the terms of the Agreement. All capitalized terms used and not expressly defined in this Work Order No. 1 will have the meanings given to them in the Agreement.

PART I: PROJECT INFORMATION

A.	Project Title

Development of in vivo CAR-T Therapies

B.	Description

Factor shall provide Tempest with in vivo CAR-T research support services, including access to facilities, equipment, materials, and training, as more specifically described below.

C.	Tasks and Deliverables

Factor shall provide Tempest with:

●	Access to Factor’s research laboratory facilities located at 1035 Cambridge Street, in Cambridge, Massachusetts.

●	Access to Factor’s scientific equipment

●	Training of Tempest research staff in in vivo CAR-T technology

●	Copies of protocols, formulations, and sequences useful for the development of in vivo CAR-T products

●	In vitro transcription templates, and mRNA constructs useful for the development of in vivo CAR-T products

●	Project management services in support of Tempest’s collaboration with Senlang Biotechnology

Each Party shall be solely responsible for obtaining and maintaining such insurance coverages as it determines to be necessary and appropriate with respect to its operations, assets and personnel. In the event that Factor or Tempest identify any material hazard or unsafe condition with respect to the facilities, equipment or materials provided by Factor hereunder, the applicable Party shall provide written notice thereof to the other Party upon becoming aware of same and Factor shall undertake commercially reasonable efforts to eliminate such hazard or unsafe condition as soon as reasonably practicable.

Factor shall provide Tempest with quarterly reports summarizing the services performed under this Work Order No. 1.

PART II: COSTS AND PAYMENT SCHEDULE

Tempest shall pay to Factor a total aggregate fixed fee of Five Million Dollars ($5,000,000) per year for the Services to be provided under this Work Order No. 1, payable in equal monthly installments of $416,667 per month, with each installment due and payable on the last day of each month. The first and the last month’s installments shall be pro-rated based on the number of days during which the Services are provided in such months.

In addition, Factor shall submit monthly invoices to Tempest setting forth any materials, equipment, reagents, and/or third-party services (e.g., services provided by third-party vendors, subcontractors, etc.) incurred by Factor in furtherance of the Services and/or on behalf of Tempest. Factor shall be entitled to add a ten percent (10%) project management fee to any such invoices. Tempest shall pay each such invoice within thirty (30) days of receipt.

PART III: TERM AND TERMINATION

The term of this Work Order No. 1 will begin on the date first set forth above and will continue until terminated in accordance with the terms of this Work Order No. 1. Either Party may terminate this Work Order No. 1 by providing the other Party with at least thirty (30) days’ prior written notice. In the event that a Party hereto fails to materially perform its obligations hereunder and such material failure continues for more than thirty (30) days after the other Party has delivered written notice of such failure to the nonperforming Party, then, in addition to other available remedies, the other Party shall have the right to suspend the performance if its obligations until the nonperforming Party resumes performance of such Party’s obligations hereunder. In the event of any such termination, any outstanding payment obligations due hereunder shall become immediately due and payable as of the effective date of such termination.

Notwithstanding anything to the contrary contained herein, Tempest may suspend the Services provided under this Work Order No. 1 by providing written notice to Factor at least fourteen (14) days prior to the end of the then current calendar month (a “Suspension Notice”). This Work Order will then be suspended throughout the calendar month immediately following Tempest’s delivery of a Suspension Notice (a “Suspended Month”); provided, however, that Tempest will remain liable for all Services performed and Tempest will reimburse Factor for all authorized, non-cancellable costs and expenses reasonably incurred in connection with such suspended Services. Unless otherwise agreed by the Parties, Tempest may tender up to three Suspension Notices, whether sequentially or otherwise, during the term of this Work Order No. 1. Neither Party may terminate this Work Order during any Suspended Month or during the period between Tempest’s delivery of a Suspension Notice and the start of any Suspended Month.

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IN WITNESS WHEREOF, the Parties hereto have duly executed this Work Order No. 1 as of the date first written above.

FACTOR BIOSCIENCE INC.

By:	/s/ Christopher Rohde
Christopher Rohde, PhD
Chief Technology Officer

TEMPEST THERAPEUTICS, INC.

By:	/s/ Matthew Angel
Matthew Angel, Ph.D.
Chief Executive Officer